Exhibit 99.1
PLAYSTUDIOS, INC. ANNOUNCES SECOND QUARTER RESULTS
Second Quarter 2023 Revenue of $77.8 million and Net loss of $0.8 million
AEBITDA of $16.3 million, AEBITDA Margins up 1010bps from year ago levels
Las Vegas, Nevada – August 3, 2023 – PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), the developer of the playAWARDS loyalty platform and an award-winning developer of free-to-play mobile and social games, today announced financial results for the second quarter ended June 30, 2023.
Second Quarter Financial Highlights
•Revenue was $77.8 million during the second quarter of 2023, compared to $68.4 million during the second quarter of 2022.
•Net loss was $0.8 million during the second quarter of 2023, compared to net income of $5.5 million during the second quarter of 2022.
•AEBITDA, a non-GAAP financial measure defined below, was $16.3 million during the second quarter of 2023, compared to $7.3 million during the second quarter of 2022.

Andrew Pascal, Chairman and Chief Executive Officer of PLAYSTUDIOS, commented, “Our momentum continued in the second quarter of 2023 as we posted another solid quarter. Revenue and AEBITDA were well ahead of year ago results and exceeded Wall Street’s expectations for the third consecutive quarter. Similar to the first quarter, building momentum in our portfolio of games, increased focus on execution, and cost discipline are driving the results. Our AEBITDA margins grew over 1,000 basis points versus last year to 20.9%. This is a continuation of the strong year over year gains we achieved in the first quarter of 2023 and a reflection of our operational refinements over the past six months. Reaching margin parity with our peers is a primary goal of ours and something we’ll continue to advance as we balance our focus on operational improvements with our ongoing investments in future growth.”
He continued “On the games side, Tetris had another strong quarter and continues to gain traction with new and old players alike. We are incredibly optimistic about Tetris’ future and believe there are numerous paths to realizing the full potential of this beloved franchise. We continue to work diligently on optimizing the Tetris Prime product, while we invest in new more casual versions of this puzzle format. Performance was also strong across the remainder of our growth portfolio; myVEGAS Bingo, MGM Slots Live, and the Brainium suite. We expect this collection to continue to show sequential momentum as we scale their audience, leverage our loyalty model, and optimize monetization. Within our core business, our focus remains on myKONAMI Slots and myVEGAS Slots, both of which were transitioned to new teams based in our EMEA and Asia studios. While our new plans for these products will take time to implement, I’m hopeful we’ll begin seeing benefits later this year. As a reminder, the transition of these games was the impetus for the corporate restructuring we announced earlier this year. Part of that restructuring included a reduction in our headcount, which is now starting to flow through our results.”
Pascal further commented, “playAWARDS continued to expand by adding new partners and increasing its exposure across our portfolio of games. Late last quarter playAWARDS was added to Tetris and remains on track to be incorporated into our entire collection of casual games by year end. A full portfolio integration will nearly triple playAWARDS’ DAU reach and, we believe, demonstrate the “loyalty lift” that can be achieved in any category of gaming.”
He concluded “We remain incredibly excited about our direction and the initiatives currently underway. There are numerous opportunities in both our playGAMES and playAWARDS businesses and our strong financial position allows us to supplement this internal growth with strategic investments and acquisitions. This is reflected in our 2023 guidance which calls for Revenue and AEBITDA growth of 9% and 50%, respectively, at the midpoint. Also reflected in this guidance is a macroeconomic and industry backdrop which remain unsettled and volatile. While we have seen some stability over the past six months, we remain cautious and have accounted for this in our annual guidance.”
Recent Business Highlights
•PLAYSTUDIOS conducted its first ever Global Artificial Intelligence (“AI”) Hackathon in the quarter. playMAKERS from every studio and every major job function participated. Over 100 original ideas were proposed with 30 full hacks developed and delivered. The company has already implemented select initiatives from the hackathon and views AI as a key driver of future growth.
•myKONAMI Slots and myVEGAS Slots were fully transitioned to their new studios as part of our corporate reorganization plan announced earlier this year. In addition to realigning our games, this plan resulted in two distinct operating divisions (playGAMES and playAWARDS), and reduced our total number of employees globally.
•The company continued to repurchase stock in the open market. As of August 3, 2023, we had repurchased an aggregate of 4.7 million shares of our Class A common stock at an average price of $4.23 per share under our $50 million share repurchase authorization and had approximately $30.0 million remaining capacity.

•playAWARDS entered into partnerships with Cirque Du Soleil and Hershey’s in the quarter. At quarter end, playAWARDS had over 110 rewards partners with players making purchases of over $27 million in retail value.

Outlook
The Company is increasing its 2023 AEBITDA guidance to a range of $55 to $60 million from the previous range of $50 to $60 million. 2023 Revenue guidance of $305 to $325 million remains unchanged. At the midpoint of guidance, this implies year/year revenue growth of 9% and year/year AEBITDA growth of 50%.
We have not provided the most directly comparable GAAP measure for our AEBITDA outlook because certain items that are part of the projected non-GAAP financial measure are outside of our control or cannot be reasonably estimated without unreasonable effort.
Conference Call Details
PLAYSTUDIOS will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session.
The call will be accessible via the Internet through https://ir.playstudios.com or by calling (866) 405-1203 for domestic callers and (201) 689-8432 for international callers.
A replay of the call will be archived at https://ir.playstudios.com.
About PLAYSTUDIOS, Inc.
PLAYSTUDIOS (Nasdaq: MYPS) creator of the groundbreaking playAWARDS loyalty platform is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, Pop! Slots, myVEGAS Slots, myVEGAS Blackjack, my KONAMI Slots, myVEGAS Bingo, MGM Slots Live, Solitaire, Spider Solitaire and Sudoku. The playAWARDS loyalty platform enables players to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Wolfgang Puck, Norwegian Cruise Line, Resorts World, IHG, Bowlero, Gray Line Tours, and Hippodrome Casino among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit playstudios.com.

Performance Indicators
We manage our business by regularly reviewing several key operating metrics to track historical performance, identify trends in player activity, and set strategic goals for the future. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies, seasonality, player connectivity, and the addition of new content to games. We believe these measures are useful to investors for the same reasons. The key performance indicators may differ from similarly titled measures presented by other companies. For more information on our key performance indicators, please refer to the definitions below and the “Supplemental Data—Key Performance Indicators” section of this press release.
Daily Active Users (“DAU”): DAU is defined as the number of individuals who played a game on a particular day. For Tetris and our free-to-play social casino games, we track DAU by the player ID, which is assigned for each game installed by an individual. As such, an individual who plays two of these games on the same day is counted as two DAU while an individual who plays the same game on two different devices is counted as one DAU. For our Brainium suite of casual games, we track DAU by app instance ID, which is assigned to each installation of a game on a particular device. As such, an individual who plays two different Brainium games on the same day is counted as two DAU while an individual who plays the same game on two different devices is counted as two DAU. The term “Average DAU” is defined as the average of the DAU, determined as described above, for each day during the period presented. We use DAU and Average DAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a daily basis.

Monthly Active Users (“MAU”): MAU is defined as the number of individuals who played a game in a particular month. As with DAU, an individual who plays two different non-Brainium games in the same month is counted as two MAU while an individual who plays the same non-Brainium game on two different devices is counted as one MAU, and an individual who plays two different Brainium games on the same day is counted as two MAU while an individual who plays the same game on two different devices is counted as two MAU. The term “Average MAU” is defined as as the average of the MAU, determined as described above, for each calendar month during the period presented. We use MAU and Average MAU as measures of audience engagement to help us understand the size of the active player base engaged with our games on a monthly basis.
Daily Paying Users (“DPU”): DPU is defined as the number of individuals who made a purchase in a mobile game during a particular day. As with DAU and MAU, we track DPU based on account activity. As such, an individual who makes a purchase on two different games in a particular day is counted as two DPU while an individual who makes purchases in the same game on two different devices is counted as one DPU. The term “Average DPU” is defined as the average of the DPU, determined as described above, for each day during the period presented. We use DPU and Average DPU to help us understand the size of our active player base that makes in-game purchases. This focus directs our strategic goals in setting player acquisition and pricing strategy.
Daily Payer Conversion: Daily Payer Conversion is defined as DPU as a percentage of DAU on a particular day. Daily Payer Conversion is also sometimes referred to as “Percentage of Paying Users” or “PPU”. The term “Average Daily Payer Conversion” is defined as the Average DPU divided by the Average DAU for a given period. We use Daily Payer Conversion and Average Daily Payer Conversion to help us understand the monetization of our active players.
Average Daily Revenue Per DAU (“ARPDAU”): ARPDAU is defined for a given period as the average daily revenue per Average DAU, and is calculated as game and advertising revenue for the period, divided by the number of days in the period, divided by the Average DAU during the period. We use ARPDAU as a measure of overall monetization of our active players.
playAWARDS Platform Metrics
Available Rewards: Available Rewards is defined as the monthly average number of unique rewards available in our applications’ rewards stores. A reward appearing in more than one application’s reward store is counted only once. A reward is counted only once irrespective of the inventory available through that reward. For example, one reward for a free night in a hotel room with ten rooms available for such free night is counted as one reward. Available Rewards only include real-world partner rewards and exclude PLAYSTUDIOS digital rewards. We use Available Rewards as a measure of the value and potential impact of the program for an interested player. It is assumed that the greater the variety and breadth of rewards offered, the more likely players will be to ascribe value to the program.
Purchases: Purchases is defined as the total number of rewards purchased for the period identified in which a player exchanges loyalty points for a reward. Purchases are not adjusted for refunds. Purchases only include purchases of real-world partner rewards and exclude any PLAYSTUDIOS digital rewards. The Company does not receive any compensation or revenue from Purchases. We use Purchases as a measure of audience interest and engagement with our playAWARDS platform.
Retail Value of Purchases: Retail Value of Purchases is defined as the cumulative retail value of all rewards listed as Purchases for the period identified. The retail value of each reward listed as Purchases is the retail value as determined by the partner upon creation of the reward. In the case where the retail value of a reward adjusts depending on time of redemption, the average retail value is used. Retail Value of Purchases only include the retail value of real-world partner rewards and exclude the cost of any PLAYSTUDIOS branded merchandise. We use Retail Value of Purchases to help us understand the real-world value of the rewards that are purchased by our players.
Non-GAAP Financial Measures
To provide investors with information in addition to results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company discloses Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“AEBITDA”) as a non-GAAP measure that management believes provides useful information to investors. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income or any other operating performance measure calculated in accordance with GAAP.
We define AEBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring and related costs (consisting primarily of severance and other restructuring related costs), stock-based compensation expense, and other income and expense items (including special infrequent items, foreign currency gains and losses, and other non-cash items). We also present AEBITDA margin, a non-GAAP measure, which we calculate as AEBITDA as a percentage of net revenue.
We believe that the presentation of AEBITDA provides useful information to investors regarding the Company’s results of operations because the measure assists both investors and management in analyzing and benchmarking the performance and value of our business. AEBITDA provides an indicator of performance that is not affected by fluctuations in certain costs or other items. Accordingly, management believes that this measure is useful for comparing general operating performance from period to period, and management relies on this measure for planning and forecasting of future periods. Additionally, this measure allows management to compare results with those of other companies that have different financing and capital structures. However, other companies may define AEBITDA differently, and as a result, our measure of AEBITDA may not be directly comparable to that of other companies. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Reconciliation of Net Income (Loss) to AEBITDA” section of this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our future financial and operating performance (including statements regarding outlook or guidance), our liquidity and capital resources, the development and release plans of our games, our plans to commercialize the playAWARDS platform as a stand-alone service for use by third parties, our increased capacity and use of personnel in European and Asian studios, and our mergers and acquisition strategy (including our acquisition of Brainium and its expected impact and financial performance), all of which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “goal,” “work towards,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology that conveys uncertainty of future events or outcomes.

These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from statements made in this press release, including our ability to develop and publish our games; risks related to defects, errors, or vulnerabilities in our games and IT infrastructure; our ability to attract new, and retain existing, players of our games; the failure to timely develop and achieve market acceptance of new games and maintain the popularity of our existing games; rapidly evolving technological developments in the gaming market; competition in the industry in which we operate; our financial performance; our ability to execute merger and acquisition transactions; legal and regulatory developments; and general market, political, economic and business conditions. Other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on March 10, 2023, and in other filings we make with the SEC from time to time, including our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, to be filed with the SEC. All information provided in this release is based on information available to us as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe are reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are inherently uncertain. We undertake no duty to update this information unless required by law.
SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
Samir Jain, CFA
samir.jain@playstudios.com
(917) 224-1058

Media Relations
BerlinRosen
media@playstudios.com

PLAYSTUDIOS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$77,793	$68,353	$157,916	$138,804
Operating expenses:
Cost of revenue(1)	18,887	20,921	38,414	41,954
Selling and marketing	18,431	19,547	36,497	40,087
Research and development	18,381	14,470	36,136	31,451
General and administrative	11,040	9,208	22,941	18,899
Depreciation and amortization	11,116	8,288	22,149	16,682
Restructuring and related	1,784	1,517	5,832	10,172
Total operating costs and expenses	79,639	73,951	161,969	159,245
Loss from operations	(1,846)	(5,598)	(4,053)	(20,441)
Other income (expense), net:
Change in fair value of warrant liabilities	(1,777)	(821)	(2,835)	(3,537)
Interest income, net	1,262	212	2,157	207
Other income (expense), net	1,044	(548)	1,104	(361)
Total other income (expense), net	529	(1,157)	426	(3,691)
Loss before income taxes	(1,317)	(6,755)	(3,627)	(24,132)
Income tax benefit	558	12,258	298	4,423
Net (loss) income	$(759)	$5,503	$(3,329)	$(19,709)

Net (loss) income per share attributable to Class A and Class B common stockholders:
Basic	$(0.01)	$0.04	$(0.03)	$(0.16)
Diluted	$(0.01)	$0.04	$(0.03)	$(0.16)
Weighted average shares of common stock outstanding:
Basic	132,144	127,187	132,137	126,765
Diluted	132,144	146,197	132,137	126,765
(1)Amounts exclude depreciation and amortization.

PLAYSTUDIOS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except par value amounts)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$127,667	$134,000
Receivables	29,620	27,016
Prepaid expenses and other current assets	12,229	14,963
Total current assets	169,516	175,979
Property and equipment, net	17,506	17,532
Operating lease right-of-use assets	13,033	15,562
Intangibles assets and internal-use software, net	77,356	77,231
Goodwill	47,133	47,133
Deferred income taxes	17,294	13,969
Other long-term assets	3,631	4,603
Total non-current assets	175,953	176,030
Total assets	$345,469	$352,009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	2,714	4,425
Warrant liabilities	6,517	3,682
Operating lease liabilities, current	4,538	4,571
Accrued liabilities	24,381	21,473
Total current liabilities	38,150	34,151
Minimum guarantee liability	1,500	1,500
Operating lease liability, noncurrent	9,190	11,660
Other long-term liabilities	1,384	2,385
Total non-current liabilities	12,074	15,545
Total liabilities	$50,224	$49,696
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value (100,000 shares authorized, no shares issued and outstanding as of June 30, 2023 and December 31, 2022)	—	—
Class A common stock, $0.0001 par value (2,000,000 shares authorized, 120,727 and 116,756 shares issued, and 116,004 and 115,635 shares outstanding as of June 30, 2023 and December 31, 2022, respectively)	11	11
Class B common stock, $0.0001 par value (25,000 shares authorized, 16,457 and 16,457 shares issued and outstanding as of June 30, 2023 and December 31, 2022.	2	2
Additional paid-in capital	302,528	290,337
Retained earnings	13,427	16,756
Accumulated other comprehensive income	(629)	(151)
Treasury stock, at cost, 4,723 and 1,166 shares at June 30, 2023 and December 31, 2022, respectively	(20,094)	(4,642)
Total stockholders’ equity	295,245	302,313
Total liabilities and stockholders’ equity	$345,469	$352,009

PLAYSTUDIOS, INC.
RECONCILIATION OF NET (LOSS) INCOME TO AEBITDA
(Unaudited and in thousands, except percentages)
The following table sets forth the reconciliation of AEBITDA and AEBITDA margin, which we calculate as AEBITDA as a percentage of net revenue, to net (loss) income and net (loss) income margin, the most directly comparable GAAP measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$(759)	$5,503	$(3,329)	$(19,709)
Depreciation & amortization	11,116	8,288	22,149	16,682
Income tax expense	(558)	(12,258)	(298)	(4,423)
Stock-based compensation expense	5,193	3,141	10,047	10,008
Change in fair value of warrant liability	1,777	821	2,835	3,537
Change in fair value of contingent considerations	(897)	—	(950)	—
Restructuring and related(1)	1,784	1,517	5,832	10,172
Other, net(2)	(1,382)	336	(2,246)	154
AEBITDA	16,274	7,348	34,040	16,421

GAAP revenue	77,793	68,353	157,916	138,804

Margin as a % of revenue
Net (loss) income margin	(1.0)%	8.1%	(2.1)%	(14.2)%
AEBITDA margin	20.9%	10.8%	21.6%	11.8%

(1)Amounts reported during the three and six months ended June 30, 2022 consist of fees related to a tender offer for the warrants and fees related to evaluating various merger and acquisition opportunities. Amounts reported during the six months ended June 30, 2022 relate to non-cash impairment charges related to the suspension of Kingdom Boss development. Amounts reported during the three and six months ended June 30, 2023 relate to non-cash impairment charges related to certain investments and fees related to evaluating various merger, acquisition and restructuring opportunities.
(2)Amounts reported in “Other, net” include interest expense, interest income, gains/losses from equity investments, foreign currency gains/losses, and non-cash gains/losses on the disposal of assets.

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – KEY PERFORMANCE INDICATORS
(Unaudited and in thousands, except percentages and ARPDAU)

	Three Months Ended June 30,					Six Months Ended June 30,
	2023	2022	Change		% Change	2023	2022	Change		% Change
Average DAU	3,651	1,469	2,182		148.5%	3,608	1,512	2,096		138.6%
Average MAU	13,878	6,634	7,244		109.2%	13,482	6,266	7,216		115.2%
Average DPU	26	29	(3)		(10.3)%	27	30	(3)		(10.0)%
Average Daily Payer Conversion	0.7%	2.0%	(1.3)	pp	(65.0)%	0.7%	2.0%	(1.3)	pp	(65.0)%
ARPDAU (in dollars)	$0.23	$0.51	$(0.28)		(54.9)%	$0.23	$0.50	$(0.27)		(54.0)%
pp = percentage points

PLAYSTUDIOS, INC.
SUPPLEMENTAL DATA – PLAYAWARDS PLATFORM METRICS
(Unaudited and in thousands, except available rewards)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Available Rewards (in units)	602	532	70	13.2%	568	532	36	6.8%
Purchases (in units)	465	567	(102)	(18.0%)	905	1,159	(254)	(21.9%)
Retail Value of Purchases (in dollars)	$26,640	$32,478	$(5,838)	(18.0%)	$53,980	$66,182	$(12,202)	(18.4%)